                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )



                                Pyramid Oil Co.
                                ---------------
                               (Name of Issuer)


                          Common Stock, No Par Value
                          --------------------------
                        (Title of Class of Securities)


                                   747215101
                                   ---------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-----------------------                                  ---------------------
  CUSIP No.  747215101              13G                    Page 2 of 6 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1    S.S. or I.R.S. Identification No. of above person

          Northern Trust Co. 36-1561860
          Northern Trust Corporation 36-2723087
------------------------------------------------------------------------------
      Check the appropriate box if a member of a group
 2                                                              (a) [_]
          Not Applicable                                        (b) [_]

------------------------------------------------------------------------------
      S.E.C. use only
 3


------------------------------------------------------------------------------
      Citizenship or place of organization
 4
          Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of                     0

      shares       -----------------------------------------------------------
                          Shared Voting Power
   beneficially      6
                           1,041,635
     owned by
                   -----------------------------------------------------------
       each               Sole Dispositive Power
                     7
    reporting                      0

      person       -----------------------------------------------------------
                          Shared Dispositive Power
       with          8
                           1,041,635
------------------------------------------------------------------------------
      Aggregate amount beneficially owned by each reporting person
 9
          1,041,635
------------------------------------------------------------------------------
      Check box if the aggregate amount in row (9) excludes certain shares.
10
          Not Applicable

------------------------------------------------------------------------------
      Percent of class represented by amount in row 9
11
              41.77

------------------------------------------------------------------------------
      Type of reporting person
12
          Northern Trust Corporation HC

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934


Check the following box if a fee is being paid with statement [X].

1.   (a)  Pyramid Oil Company
          -------------------
         (Name of Issuer)

     (b) 2008 21st Street, Bakersfield, Ca. 93301
         ----------------------------------------
         (Address of Issuer's Principal Executive Office)

2.   (a) Northern Trust Corporation
         --------------------------
         (Name of Person Filing)

     (b) 50 South LaSalle Street, Chicago, Illinois 60675
         ------------------------------------------------
         (Address of Person Filing)

     (c) U.S. (Delaware Corporation)
         ---------------------------
         (Citizenship)

     (d) Common Stock, No Par Value
         ---------------------------
         (Title of Class of Securities)

     (e) 747215101
         ---------
         (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4.   (a) 1,041,635
         ---------
         (Amount Beneficially Owned)

     (b) 41.77
         -----
         (Percent of Class)

     (c) Number of shares as to which such person has:

        (i)                        0
                           ---------
              (Sole Power to Vote or to Direct the Vote)


        (ii)                1,041,635
                            ---------
              (Shared Power to Vote or to Direct the Vote)


        (iii)                       0
                            ---------
              (Sole Power to Dispose or Direct Disposition)


        (iv)                1,041,635
                            ---------
              (Shared Power to Dispose or Direct Disposition)

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ ]

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

     The Northern Trust Company
     50 South LaSalle Street
     Chicago, IL  60675





8.   Identification and Classification of Members of the Group.

                                Not Applicable.

9.   Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    NORTHERN TRUST CORPORATION


                                    By: Perry R. Pero
                                        -------------

DATED: 11-12-96                     As its: Sr. Executive Vice President
       --------                             ----------------------------